Exhibit 99.1

                     K-Swiss Reports Third Quarter Results

    WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--Oct. 26, 2006--K-Swiss Inc. (NASDAQ:KSWS) today announced results for the third quarter ended September 30, 2006.

    Financial Highlights

    Net earnings for the third quarter of 2006 were $20,950,000, or $0.59 per diluted share, compared with $21,062,000, or $0.59 per diluted share, in the prior-year period. Net earnings and net earnings per diluted share for the nine months ended September 30, 2006, increased 3.9% and 5.1%, respectively, to $66,194,000, or $1.87 per diluted share, compared with $63,691,000, or $1.78 per diluted share, at September 30, 2005.

    For the third quarter of 2006, total worldwide revenues declined 2.6% to $133,135,000 compared with $136,668,000 in the prior-year period. Domestic revenues decreased 21.0% to $81,697,000 in the third quarter, and international revenues increased 54.9% to $51,438,000. Total worldwide revenues for the first nine months of 2006 decreased 2.2% to $407,315,000 compared with $416,285,000 in the first nine months of 2005. Domestic revenues decreased 15.8% to $266,195,000 in the first nine months of 2006, while international revenues increased 40.9% to $141,120,000.

    Futures Orders

    Worldwide futures orders with start ship dates from October through March decreased 10.9% to $171,923,000 at September 30, 2006, compared with $193,038,000 at September 30, 2005. Domestic futures orders decreased 32.0% to $92,914,000 at September 30, 2006, from $136,644,000 at September 30, 2005. International futures orders increased 40.1% to $79,009,000 at September 30, 2006, from $56,394,000 the previous year.

    Stock Repurchase Program

    The Company purchased 10,000 shares of Class A Common Stock during the third quarter of 2006 for a total expenditure of approximately $237,000 as part of its stock repurchase program. At September 30, 2006, there remains authorization to repurchase approximately 4,081,000 shares under the Company's existing stock repurchase program. Since August 1996, K-Swiss has purchased a total of
25.3 million shares of Class A Common Stock for a total expenditure of $164.1 million.

    K-Swiss also issued guidance for the fourth quarter of 2006 and full-year 2006. The Company expects revenues for the fourth quarter of 2006 to be approximately $90 million to $95 million and earnings per diluted share to be in the range of $0.24 to $0.31. The Company expects full-year revenues to be approximately $497 million to $502 million and expects to report full-year earnings per diluted share of approximately $2.11 to $2.17.

    The Company's estimates for the fourth quarter of 2006 and full-year 2006 reflect the continued investments in marketing, sales and product development for the Royal Elastics brand as well as the expansion of European operations. They are based upon the following assumptions: gross margins will be approximately 47%; SG&A will not rise above $31 million for the quarter and $137 million for the year; cancellations will be moderate; and the Company's growth initiatives with respect to Royal Elastics will not exceed a net loss of $0.08 per share for the year.

    Steven Nichols, Chairman of the Board and President, stated, "The underperformance of our domestic business and continued momentum in our international business during the quarter are consistent with our previous forecasts. We were able to supplement the strength in revenues and backlog in Europe and Asia with better-than-expected margins and at-once orders of our Classic product; however, the decline in the domestic backlog was much larger than we had anticipated. We have recently hired a new Vice President of Product to lead our product development efforts but, given the lag in the development cycle, it will take additional time for the full impact from this new team to reinvigorate the domestic business. In the interim, we expect to continue exploiting the untapped potential of the K-Swiss brand overseas with a new Vice President of International. We will remain disciplined in our distribution and make the right investments in K-Swiss for the long term."

    Investor Conference Call and Web Simulcast

    K-Swiss will conduct a conference call on its third quarter 2006 earnings release on October 26, 2006, at 11:00 a.m. ET. The number to call for this interactive teleconference is (913) 312-1300, passcode 1728455. A replay of this conference call will be available through November 2, 2006, by dialing (719) 457-0820 and entering the passcode, 1728455.

    The Company will also provide an online Web simulcast and rebroadcast of this conference call. The live broadcast of K-Swiss' quarterly conference call will be available online at www.streetevents.com and www.earnings.com on October 26, 2006, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue through November 9, 2006.

    K-Swiss Inc. designs, develops and markets an array of athletic footwear for high performance sports use, fitness activities and casual wear under the K-Swiss brand. The Company also designs and manufactures footwear under the Royal Elastics brand. Royal Elastics, a wholly owned subsidiary, is the leading innovator of slip-on, laceless footwear.

    Certain matters discussed in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to: non-achievement of the assumptions discussed herein, general and regional economic conditions, industry trends, merchandise trends, including market acceptance of the Company's training shoe and new Limited Edition lines, and Royal Elastics brand, market acceptance of the Company's casual product in Europe, customer demand, competition, the impact of terrorism and/or a potential global conflict on the worldwide economy, dependence on large customers and credit concentrations and order cancellations and reduced sales resulting from a slower worldwide economy. A complete description of these factors, as well as others which could affect the Company's business, is set forth in the Company's periodic filings, including its Form 10-Q for the quarter ended September 30, 2006, which is currently on file with the SEC. "Backlog" as of any date, represents orders scheduled to be shipped within the next six months. Backlog does not include orders scheduled to be shipped on or prior to the date of determination of backlog. The mix of "futures" and "at-once" orders can vary significantly from quarter to quarter and year to year and, therefore, "futures" are not necessarily indicative of revenues for subsequent periods.




           K-Swiss Inc. Consolidated Statements of Earnings
            (In thousands, except earnings per share data)

                               Three Months Ended   Nine Months Ended
                                  September 30,       September 30,
                               ------------------- -------------------
                                   (Unaudited)         (Unaudited)
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------
Revenues                       $133,135  $136,668  $407,315  $416,285
Cost of goods sold               69,782    73,100   212,689   221,908
                                --------  --------  --------  --------
     Gross profit                63,353    63,568   194,626   194,377
Selling, general and
 administrative expenses         36,549    34,093   105,425   101,378
                                --------  --------  --------  --------
     Operating profit            26,804    29,475    89,201    92,999
Interest income, net              1,768       908     4,932     2,091
                                --------  --------  --------  --------
Earnings before income taxes     28,572    30,383    94,133    95,090
Income tax expense                7,622     9,321    27,939    31,399
                                --------  --------  --------  --------
     Net earnings              $ 20,950  $ 21,062  $ 66,194  $ 63,691
                                ========  ========  ========  ========
Basic earnings per share       $   0.61  $   0.62  $   1.93  $   1.86
                                ========  ========  ========  ========
Diluted earnings per share     $   0.59  $   0.59  $   1.87  $   1.78
                                ========  ========  ========  ========
Weighted average number of
 shares outstanding
     Basic                       34,435    34,091    34,350    34,239
     Diluted                     35,338    35,478    35,337    35,692




                K-Swiss Inc. Condensed Balance Sheets
                            (In thousands)

                                                      September 30,
                                                   -------------------
                                                     2006      2005
                                                   --------- ---------
ASSETS                                                 (Unaudited)
CURRENT ASSETS
Cash and cash equivalents                          $240,747  $179,112
Accounts receivable, net                             51,116    56,442
Inventories                                          63,143    52,126
Prepaid expenses and other                            6,685     5,902
Deferred taxes                                        4,918     3,764
                                                    --------  --------
     Total current assets                           366,609   297,346
PROPERTY, PLANT AND EQUIPMENT, NET                   14,319     8,174
OTHER ASSETS
Intangible assets                                     4,700     4,700
Deferred taxes                                        3,917     5,475
Other                                                 7,157     5,878
                                                    --------  --------
                                                     15,774    16,053
                                                    --------  --------
                                                   $396,702  $321,573
                                                    ========  ========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Bank lines of credit                               $     --  $     --
Trade accounts payable                               17,264    16,468
Accrued liabilities                                  26,892    25,120
                                                    --------  --------
     Total current liabilities                       44,156    41,588
OTHER LIABILITIES                                    11,260    15,440
STOCKHOLDERS' EQUITY                                341,286   264,545
                                                    --------  --------
                                                   $396,702  $321,573
                                                    ========  ========

    CONTACT: K-Swiss Inc.
             George Powlick, 818-706-5100
             Chief Financial Officer